Exhibit 99.1

Titan Pharmaceuticals Announces Sale of Certain ProNeura Assets

Company to receive $2 million in upfront payments, with the potential to receive up to $50 million in milestone payments and single digit royalty payments on future net sales

San Francisco, Calif., July 27, 2023 -- Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) today announced that it has entered into an Asset Purchase Agreement (the “Agreement”) with Fedson, Inc., a Delaware Corporation (“Fedson”), for the sale of certain ProNeura assets including Titan’s portfolio of drug addiction products, in addition to other early development programs based on the ProNeura drug delivery technology. The Company’s addiction portfolio consists of the Probuphine and Nalmefene implant programs.

Under the terms of the Agreement, Fedson will purchase the ProNeura assets from Titan for an upfront purchase price of $2 million ($1 million at closing, $1 million to be held in escrow pending completion of certain conditions) with potential milestone payments to Titan of up to $50 million on future net sales of the products. Titan would also receive single digit royalties on future net sales of the products. Additionally, Fedson will assume all liabilities related to a pending employment claim against Titan. The transaction is expected to close 10 days following signing of the Agreement.

“This transaction provides the opportunity for two much-needed products for the treatment of Opioid Use Disorder to continue, with the potential return of Probuphine as an available treatment option and the possible continuation of the development of the Nalmefene product, and allows Titan to renew our focus on extracting value from our principal asset, TP-2021 for the treatment of pruritus,” commented Kate Beebe DeVarney, Ph.D., President and Chief Operating Officer of Titan Pharmaceuticals.

“We are pleased to announce the sale of these potentially lifesaving assets to Fedson,” stated David E. Lazar, Chief Executive Officer of Titan Pharmaceuticals. “The injection of this upfront non-dilutive capital, with the potential for future milestone and royalty payments not only strengthens our current balance sheet but provides future upside potential. This transaction is in line with our focus to evaluate all options to enhance shareholder value.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ: TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. In December 2021, Titan commenced a process to explore and evaluate strategic alternatives to enhance shareholder value.